EXHIBIT 99.1

Contact:	Charles Lambert
Finance Director
Medical Properties Trust
(205) 397-8897
clambert@medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST, INC.
REPORTS FIRST QUARTER 2007 RESULTS
          Birmingham, Ala., May 10, 2007 — Medical Properties Trust, Inc. (NYSE: MPW) today announced its operating and other results for the quarter ended March 31, 2007.
HIGHLIGHTS
•	Invested $141 million in healthcare real estate year-to-date 2007;

•	Completed the disposition of the Houston Town and Country Hospital recognizing gains of $4.1 million ($0.10 per diluted share) after reserves for uncollectible related receivables;

•	Further reduced exposure to Vibra with $7.7 million loan paydown in January 2007; Vibra accounted for 36.6% of total revenue in the first quarter of 2007 compared to 64.3% for the corresponding period in 2006;

•	First quarter funds from operations (“FFO”), normalized for certain items, was $0.27 per diluted share for the period ended March 31, 2007;

•	Net income, normalized for certain items, was $0.31 per diluted share in the first quarter;

•	Non-adjusted FFO and net income for the quarter ended March 31, 2007 was $0.20 and $0.24, respectively, per diluted share;

•	Completed a 12.2 million share follow-on offering to fund additional healthcare real estate investments; 3.0 million of those shares are subject to forward sale agreements;

•	Paid the first quarter dividend of $0.27 per common share on April 12, 2007 that was declared on February 15, 2007.

OPERATING RESULTS
          “2007 is off to a terrific start as we continue to execute our business plan and invest in high-quality healthcare real estate,” said Edward K. Aldag, Jr., MPT’s chairman, president and chief executive officer. “We have laid the foundation for an outstanding 2007 and beyond with $141 million of new investments so far year to date. Although the quarter had a number of one-time and unusual items, we performed as expected. Adjusting for the straight-line rent write-off and the change in compensation plan, FFO would have increased by approximately 22% year over year,” said Aldag.
Effects of Recent Transactions on First Quarter Results
          The Company also described the effects of several items that impacted first quarter results.
Reconciliation of First Quarter Net Income to Normalized Funds
from Operations

per diluted share
Net income	$0.24
Depreciation and amortization	$0.06
Gain from Town and Country	$(0.10)

Funds from operations	$0.20
Write-off of straight-line rent	$0.03
Changes to compensation plans	$0.04

Normalized funds from operations	$0.27

•	The previously announced sale of the Houston Town and Country Hospital, along with the estimated costs of winding down operations, resulted in first quarter earnings from discontinued operations of approximately $4.1 million, or $0.10 per weighted average diluted share.

•	MPT also realized gains on the previously announced sales of the Desert Valley and Chino Valley Hospitals aggregating approximately $1.9 million ($0.04 per share), substantially all of which is deferred and recognized over the 15-year term of related mortgage loans to the buyer. In addition, a non-cash charge of approximately $1.2 million ($0.03 per share) for accrued straight-line rent related to the sales was recognized in the first quarter.

•	In order to recognize and reward management for MPT’s superior total return to shareholders since its July 2005 initial public offering, the Compensation Committee of the Company’s Board of Directors in March 2007 established new criteria for annual bonus and other executive compensation. Based on this and among other criteria, MPT’s 69% total return in 2006, the resulting charge to general and administrative expense in the first quarter was approximately $2.1 million. Based on the new compensation criteria, management estimates that expense for similar items will be approximately $525,000 in each of the second through fourth quarters of 2007, a quarterly difference of over $1.6 million.
•	Per share amounts for first quarter 2007 are based on weighted average diluted shares of 43.1 million; second through fourth quarter 2007 share amounts are expected to be based on 49.5 million shares; and the weighted average shares outstanding for 2007 is expected to be approximately 47.9 million, assuming the Company does not settle the forward sale agreements that were entered into in connection with the Company’s follow-on offering in February 2007.
          Normalized FFO, which is adjusted for certain items, was $11.5 million, a 22% increase compared to the $9.4 million of FFO in the corresponding period in 2006. On a per diluted share basis, normalized FFO was $0.27 per diluted share, which is an increase of 12.5% compared to FFO per diluted share of $0.24 for the period ending March 31, 2006. The weighted average shares outstanding for the period ended March 31, 2007 increased to 43.1 million compared to 39.5 million for the same period in 2006, a 9% increase due to the Company’s follow-on offering that was completed in the first quarter of 2007.
          Non-adjusted FFO was $8.7 million for the first quarter of 2007, which is a decrease of 7.8% over the same period in 2006. The decrease is due primarily to the $1.2 million straight-line rent write-off, the $1.6 million difference from normalized compensation, and the issuance of additional shares. On a per diluted share basis, non-adjusted FFO was $0.20 for the first quarter compared to $0.24 per share in 2006.
          Net income, adjusted for certain items, for the quarter ended March 31, 2007 was $13.0 million compared to $8.0 million in the same period in 2006, which is a 62% increase. On a per share basis, net income, adjusted for certain items, was $0.31 per diluted share, compared to $0.20 per share in the same period in 2006, a 55% increase.
          Non-adjusted net income was $10.2 million, or $0.24 per diluted share compared with net income for the corresponding period in 2006 of $8.0 million, or $0.20 per diluted share.
          Based on operating results for the first three months reported by the Company’s tenants, approximately 63% of all tenants’ patient days during the quarter resulted from Medicare patients, while commercial payors, Medicaid, and other reimbursement sources represented 19%, 14% and 4%, respectively of patient days.
          In the first quarter, the Company’s hospital in Bucks County, Pennsylvania opened. An acute care hospital, DSI of Bucks County Comprehensive Breast Care Institute, is a 24-bed facility that focuses on breast cancer and other women’s health issues. With an adjoining medical office building, the facility contains approximately 127,000 square feet. Another one of MPT’s properties, the Vibra Specialty Hospital of Portland, Oregon, has received its license and is expected to begin its six-month LTACH demonstration period in the second quarter.
          In future periods, MPT’s net income is expected to increase if additional investments are made and as a result of higher straight-line income and lower quarterly compensation expense after the adjustment for those items described in this press release. Net income may decrease if interest rates and other costs of debt increase, if general and administrative costs increase, and if additional reserves for discontinued operations are necessary.
CONFERENCE CALL AND WEBCAST
          The Company has scheduled a conference call and webcast for Thursday, May 10, 2007 at 11:00 a.m. Eastern Time in order to present the Company’s performance and operating results for the quarter ended March 31, 2007. The dial-in number for the conference call is 800-591-6930 (U.S.) and 617-614-4908 (International), and the passcode is 10969144. Participants may also access the call via webcast at www.medicalpropertiestrust.com. A dial-in and webcast replay of the call will be available shortly after completion of the call. Callers may dial (888) 286-8010 (U.S.) or (617) 801-6888 (International), and use passcode 81437452 for the replay.
About Medical Properties Trust, Inc.
          Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals, orthopedic hospitals and cancer centers.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” ‘will,” “should’ and variations of such words and similar expressions are intended to identify such forward-looking statements, which include statements including, but not limited to, concerning the payment of future dividends, if any, timing and amount of future acquisitions, completion of projects under development, acquisition of healthcare real estate, completion of additional debt arrangements, the capacity of the Company’s tenants to meet the terms of their agreements, the level of acquisitions in 2007, the level of compensation and general and administrative expense, the gain on the sale of Town & Country Hospital and MOB, the costs associated with the sale of Town & Country Hospital and MOB, and collection of receivables at Town & Country Hospital. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those express in or underlying such forward-looking statements, including without limitation: national and economic, business, real estate and other market conditions; the competitive environment in which the Company operations; the execution of the Company’s business plan; financing risks; the Company’s ability to attain and maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the healthcare real estate in particular. For further discussion of the facts that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2006 and the final prospectus for its initial public offering. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.
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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the Three Months Ended
	March 31, 2007	March 31, 2006
	(Unaudited)	(Unaudited)

Revenues
Rent billed	$11,937,716	$7,267,219
Straight-line rent	683,950	998,307
Interest income from loans	5,436,682	2,492,146

Total revenues	18,058,348	10,757,672
Expenses
Real estate depreciation and amortization	2,539,865	1,434,562
General and administrative	4,637,681	2,516,171

Total operating expenses	7,177,546	3,950,733

Operating income	10,880,802	6,806,939
Other income (expense)
Interest income	178,215	252,279
Interest expense	(5,013,234)	—

Net other income	(4,835,019)	252,279

Income from continuing operations	6,045,783	7,059,218
Income (loss) from discontinued operations	4,158,169	918,392

Net income	$10,203,952	$7,977,610

Per share amounts — basic and diluted:
Income from continuing operations	$0.14	$0.18
Income (loss) from discontinued operations	0.10	0.02

Net income	$0.24	$0.20

Weighted average shares outstanding — basic	42,823,619	39,428,071
Weighted average shares outstanding — diluted	43,070,303	39,501,723

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Real estate assets
Land, buildings and improvements and intangible lease assets	$440,251,031	$437,367,722
Construction in progress	20,663,922	57,432,264
Mortgage loans	225,000,000	105,000,000
Real estate held for sale	—	63,324,381

Gross investment in real estate assets	685,914,953	663,124,367
Accumulated depreciation and amortization	(12,595,219)	(12,056,422)

Net investment in real estate assets	673,319,734	651,067,945

Cash and cash equivalents	31,996,738	4,102,873
Interest and rent receivable	13,592,198	11,893,513
Straight-line rent receivable	13,370,926	12,686,976
Loans	62,252,787	45,172,830
Other assets of discontinued operations	7,595,330	6,890,919
Other assets	11,821,647	12,941,689

Total Assets	$813,949,360	$744,756,745

Liabilities and Stockholders’ Equity
Liabilities
Debt	$274,167,107	$304,961,898
Debt — real estate held for sale	—	43,165,650
Accounts payable and accrued expenses	35,676,865	30,386,858
Deferred revenue	17,244,367	14,615,609
Obligations to tenants	7,768,823	6,853,759

Total liabilities	334,857,162	399,983,774

Minority interests	1,413,508	1,051,835

Stockholders’ equity
Preferred stock, $0.001 par value. Authorized 10,000,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 100,000,000 shares; issued and outstanding — 39,585,510 shares at December 31, 2006, and 39,345,105 shares at December 31, 2005	48,916	39,586
Additional paid in capital	493,776,844	356,678,018
Distributions in excess of net income	(16,147,070)	(12,996,468)

Total stockholders’ equity	477,678,690	343,721,136

Total Liabilities and Stockholders’ Equity	$813,949,360	$744,756,745

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Funds From Operations
(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2007	March 31, 2006

FFO information
Net income	$10,203,952	$7,977,610
Gain on sale	(4,061,626)	—
Depreciation and amortization	2,539,865	1,434,562

Funds from operations	8,682,191	9,412,172
(Income) loss from discontinued operations	(96,543)	(918,392)
Depreciation of discontinued operations	37,297	309,305

Funds from continuing operations	$8,622,945	$8,803,085

Per diluted share data:
Net income per share, basic and diluted	$0.24	$0.20
Gain on sale	(0.10)	—
Depreciation and amortization	0.06	0.04

Funds from operations	0.20	0.24
Income (loss) from discontinued operations	—	(0.03)
Depreciation of discontinued operations	—	0.01

Funds from continuing operations	$0.20	$0.22

Funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.